Exhibit 15.3

June 28, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Dear Sir or Madam:

We have read Item 16F of the Form 20-F, dated June 28, 2010 of Linux Gold Corp. and are in agreement with the statements contained in the sixth and seventh paragraphs of section 16F therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ DMCL

Dale Matheson Carr-Hilton LaBonte LLP
Chartered Accountants